Exhibit 10.5

EXCHANGE AGREEMENT
This Exchange Agreement (the “Agreement”) is made by and between Adar Bays, LLC (“Adar”) and Seng Wei Seow (the “Series A Holder”), effective October 6, 2016. The Series A Holder and the Adar are sometimes referred to in this Agreement singly as a “Party” or collectively as the “Parties”.
WHEREAS, the Series A Holder is the holder of 165,541 shares of Series A Preferred Stock (the “Preferred Stock”), issued by Ascent Solar Technologies, Inc. (the “Company”);
WHEREAS, Series A Holder wishes to exchange shares of the Preferred Stock to Adar in exchange for portions of three convertible notes of the Company owned by Adar (collectively, the “Adar Notes”);
WHEREAS, Adar desires to exchange portions of the Adar Notes owned by it for shares of the Preferred Stock;
WHEREAS, Series A Holder agrees that, upon Series A Holder’s receipt of a notice of exchange (“Exchange Notice”) delivered to it by Adar, specifying the number of shares of Preferred Stock to be exchanged for Adar Notes, Adar shall have an interest and right to such shares of the Preferred Stock, and the Series A Holder shall have no claim, right or other ownership in such shares of the Preferred Stock; and shall instead have a right to the portion of the Adar Note surrendered in the Exchange Notice.
WHEREAS, the above Recitals are incorporated into and made part of this Agreement and Parties intend to be bound by the terms of this Agreement;
NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.
Assignment of Interest. Beginning on the 60th day following the issuance of the Adar Notes, the Series A Holder hereby grants Adar an option to exchange the Adar Notes into shares of the Preferred Stock in tranches as set forth determined by Adar, in its sole discretion (the “Exchange Option”), and Adar hereby accepts such Exchange Option, subject to the terms and conditions of this Agreement.

1.1
As consideration for the Preferred Stock received in each exchange, Adar will surrender all rights to that portion of the Adar Note being exchanged for the Preferred Stock, subject to the terms and conditions of this Agreement. For the avoidance of doubt, Series A Holder shall retain all of its rights with respect to any un-exchanged portion of the Preferred Stock until the entire Preferred Stock has been assigned and Adar shall retain all of its rights with respect to the un-exchanged portion of the Adar Notes.

1.2
The Parties agree that the rate of exchange between Adar Notes and Preferred Stock shall be calculated on an as-converted to Common Stock basis as provided herein. The Parties shall first calculate the number of shares of Common Stock that the principal and accrued/unpaid interest of the Adar Notes to be exchanged are convertible into using the formula set forth below in Section 1.4 (the “As-Converted

Common Share Number”). The Parties shall next calculate that number of shares of Preferred Stock to be exchanged that (including accrued and unpaid dividends and make whole amounts) upon conversion in accordance with the terms of the Preferred Stock would result in the issuance, as of the effective date of the exchange, of the As-Converted Common Share Number.

1.3
The Company shall assist the Parties in the calculations of the amounts of securities to be exchanged in each tranche hereunder and also the calculation of the As-Converted Common Share Number for each tranche. In the event of a disagreement between the Parties regarding such calculations, the calculations provided by the Company shall govern absent manifest error.

1.4
The principal and accrued/unpaid interest on the exchanged portion of the Adar Notes shall be converted into the As-Converted Common Share Number by using the following formula. The As-Converted Common Share Number shall be equal to 80% of the lowest closing bid price of the Company Common Stock (“Common Stock”)), as reported on any exchange or trading market upon which the Common Stock is traded or may be traded in the future ("Exchange"), for the fifteen (15) trading days immediately preceding the date on which an Exchange Notice is delivered, including the day upon which an Exchange Notice is received by the Company, provided such Exchange Notice is delivered by fax or email to the Company and the Series A Holder between the hours of 4 P.M. Eastern Time and 8 P.M. Eastern Time. The exchanged Preferred Stock and the exchanged Adar Notes shall be delivered within three (3) business days of receipt by the Parties to each other. Subsequent to any exchange, the Parties shall have the rights to convert the securities received upon the exchange in accordance with the terms of such securities. If the Preferred Stock is not delivered to Adar within 4 business days from the delivery of an Exchange Notice, then a penalty of $500 per day shall be deducted from the value of the exchanged portion of the Note for each day that Adar has not received the Preferred Stock and Adar may send in a revised Exchange Notice to reflect such adjustment. Barring any manifest errors, such revised Exchange Notice shall be binding

2.	Representations and Warranties of Series A Holder.

2.1	Series A Holder holds its right in the Preferred Stock free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

2.2
Series A Holder has all requisite power and authority to enter into and perform this Agreement and to consummate the exchange contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Series A Holder, enforceable against Series A Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

2.3	There are no claims, actions, suits or proceedings pending or threatened against Series A Holder which, if determined adversely to Series A Holder, would materially and adversely affect the Series A Holder’s ability to perform its obligations under this Agreement.

2.4
No consent, approval or agreement of any individual or entity is required to be obtained by Series A Holder in connection with the execution and performance by Series A Holder of this Agreement or the execution and performance by Series A Holder of any agreements, instruments or other obligations entered into in connection with this Agreement.

2.5
Series A Holder has taken no action, and has no knowledge of any action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transaction contemplated hereby.

2.6
Series A Holder is not, and for a period of at least ninety (90) days prior to the date hereof has not been, an “Affiliate” of the Company, as that term is defined in Rule 144 of the Securities Act of 1933, as amended. Subsequent to the date hereof, Series A Holder will take no action which would adversely affect the tacking for the benefit of the Adar of Series A Holder’s holding period pursuant to Rule 144.

3.	Representations and Warranties of Adar.

3.1	Adar holds its right in the Adar Notes free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

3.2
Adar has all requisite power and authority to enter into and perform this Agreement and to consummate the exchange contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Adar, enforceable against Adar in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

3.3
There are no claims, actions, suits or proceedings pending or threatened against Adar which, if determined adversely to Adar, would materially and adversely affect the Adar’s ability to perform its obligations under this Agreement.

3.4
No consent, approval or agreement of any individual or entity is required to be obtained by Adar in connection with the execution and performance by Adar of this Agreement or the execution and performance by Adar of any agreements, instruments or other obligations entered into in connection with this Agreement.

3.5
Adar has taken no action, and has no knowledge of any action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transaction contemplated hereby.

3.6
Adar is not, and for a period of at least ninety (90) days prior to the date hereof has not been, an “Affiliate” of the Company, as that term is defined in Rule 144 of the Securities Act of 1933, as amended. Subsequent to the date hereof, Adar will take no action which would adversely affect the tacking for the benefit of the Series A Holder of Adar’s holding period pursuant to Rule 144.

4.	Parties Bound. Each part hereby accepts the foregoing exchange and transfer and promises to be bound by and upon all the covenants, agreements, terms and conditions set forth therein.

5.
Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no party shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

6.
Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of New York, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New York.

7.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

8.
Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.
Entire Agreement. This Agreement contains the entire understanding between the parties, no other representations, warranties or covenants having induced either party to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

10.
Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

11.	Modification. This Agreement may only be modified in a writing signed by all Parties.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Adar Bays, LLC By: /s/ Samuel Eisenberg Samuel Eisenberg, Manager	Seng Wei Seow /s/ Seng Wei Seow

The Company hereby acknowledges this Exchange Agreement.

Ascent Solar Technologies, Inc.

By: /s/ Victor Lee
Name: Victor Lee
Title: President and CEO

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